November 17, 2005	Contact:	Media Inquiries	Shareholder/Analyst Inquiries
		Chris Ahearn	Paul Taaffe
For Immediate Release		704-758-2304	704-758-2033

LOWE’S PROMOTES HOLLIFIELD TO CHIEF ACCOUNTING OFFICER

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) announced today the company has promoted Matthew V. Hollifield to senior vice president and chief accounting officer, replacing Ken Black, who announced his plans to leave the company to pursue other career opportunities. Hollifield, 39, will report to Bob Hull, Lowe’s executive vice president and chief financial officer.

Hollifield joined Lowe’s in 2002 as vice president of corporate accounts payable, having served previously with Century Furniture Industries as its chief financial officer from 2000 to 2002. He has 17 years experience in finance, accounting, strategic planning and public accounting.

“Matt has strong accounting and business experience and has demonstrated tremendous leadership skills since joining Lowe’s,” said Hull. “He is certainly ready to assume this new role.

“We thank Ken for his many contributions to Lowe’s and certainly wish him well in his future business endeavors.”

Hollifield has a bachelor’s degree in business administration from Appalachian State University and earned an M.B.A. from Duke University. He is a certified public accountant.

With fiscal year 2004 sales of $36.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 11 million customers a week at more than 1,150 home improvement stores in 49 states. Based in Mooresville, N.C., the 59-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.